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                                                                    Exhibit 23.5
[WheatFirst
  Butcher Singer Logo]








                          CONSENT OF FINANCIAL ADVISOR

         We hereby consent to the use in this Registration Statement on Form S-4 of our draft letter to the Board of Directors of Commerce Bancorp, Inc. included as Annex E to the Joint Proxy Statement/Prospectus that is a part of this Registration Statement, and to the references to such letters and to our firm in such Joint Proxy Statement/Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                   WHEAT, FIRST SECURITIES, INC.
                                               /s/ WHEAT, FIRST SECURITIES, INC.



Richmond, Virginia
November 15, 1996